Exhibit 10.28
                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is effective as of May 28, 2002, by and between PHILIP BROTHERS CHEMICALS, INC. (the "Company") and GERALD
K. CARLSON (the "Executive").

1. Term of Employment: `The Executive's term of employment by the Company shall commence on May 28, 2002 (the "Commencement Date"), and it shall continue on the same terms and conditions until it is terminated in accordance with the termination provisions set forth below.

2. Title; Duties: Executive shall serve as Chief Executive Officer reporting to the Chairman of the Board of Directors (the "Chairman"). Executive shall perform those duties and responsibilities inherent in such position including responsibilities as the Chairman shall assign. The responsibilities as currently agreed upon and assigned are set forth in Exhibit A and are incorporated by this reference. The Executive agrees to devote his full time and best efforts, attention and energies to the business and interests of the Company. Executive shall serve the Company faithfully and to the best of his ability in such capacities, devoting his full business time, attention, knowledge, energy and skills to such employment; provided, however, the Company acknowledges that Executive may serve on the board(s) of directors or board(s) of advisors of other companies with the prior approval of the Chairman, which approval shall not he unreasonably withheld. In addition, this paragraph shall not be interpreted to prohibit Executive from acquiring or holding publicly traded equity securities of an entity so long as such securities constitute no more than 5% of the outstanding equity securities of such entity. Executive shall travel as reasonably required in connection with the performance of his duties hereunder.

3. Compensation: The Company shall pay and Executive shall, accept as full consideration for his services hereunder, compensation consisting of the following:

      3.1 Base Salary. $500,000.00 per year base salary during the first year of the term of this Agreement and subject to increase by the Chairman during successive years of the term of this Agreement. "Base Salary" shall mean the base salary provided for in this
            Section 3.1. Base Salary is payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings as are required by law as well as those authorized by the Executive.

      3.2 Bonus. Executive shall be eligible to participate in an annual Target Bonus plan at the rate and in accordance with the conditions and specifications set forth on Exhibit B to this Agreement and incorporated by this reference.

4. Benefits: Subject to all applicable eligibility requirements, terms and conditions of participation, and legal limitations, Executive shall be able to participate in any and all

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      vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other executive employees of the Company. Should the Company provide post-retirement health insurance coverage to any other executives, such coverage shall be provided to Executive upon his retirement from the Company.

5. Reimbursement of Expenses: The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement subject to review by the Chairman. The Company shall provide a monthly housing allowance of Two Thousand Dollars ($2,000) and will provide an automobile for Executive's use and reimburse Executive for all reasonable automobile-related expenses including fuel, maintenance, insurance and parking, The Company shall also reimburse Executive for a weekly tourist
      (y) class roundtrip airline ticket between Minneapolis, Minnesota and the New York City area. The Company shall also reimburse Executive for legal expenses incurred in preparation for his initial employment.

6.    Termination of Employment:

      6.1 Disability. In the event of the permanent disability (as hereinafter defined) of Executive during the Employment Period, the Company shall have the right to terminate Executive's employment, effective 30 calendar days following written notice to the Executive (or such later day as shall be specified in such notice). Upon the effective date of such termination, the Company shall have no further obligations under this Agreement, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary earned and accrued, but unpaid, at the effective date of termination, (B) the pro-rata portion of Executive's annual target bonus for the current fiscal year from July 1 until the first day of incapacity and any amounts of annual target bonus owed for the previous year(s), (C) all reasonable unreimbursed business-related expenses and (ID) continuation of health and life insurance as in effect prior to the date of disability until Executive's 65th birthday. All amounts payable to Executive pursuant to this Section 6.1 shall be payable within 30 days following the effective date of the termination of Executive's employment or as soon as calculable. For purposes of this Agreement, "permanent disability" shall be defined as any physical or mental disability or incapacity that renders Executive incapable of performing essential functions of his position under
            Section 2 for a period of 180 consecutive days, or for 180 days in any 360-day period.

      6.2 Death. In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other legal representative, subject to applicable withholding, (A~ all amounts of Base Salary and annual target bonus earned and accrued but unpaid, at the date of death, (B) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 6.2 shall be payable within 30 days


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      following the date of death. The Chairman may, at his discretion, provide for payment of these amounts under Section 6.2 through the purchase of appropriate insurance products.

6.3 Termination Without Cause. In the event of the termination of Executive's employment by the Company without Cause (as defined below) or upon the Executive's voluntary termination of his employment for Good Reason (as defined below), and subject to the execution by Executive of a General Waiver and Release and Covenant not to Sue ("Release") in the format then used by the Company for employment purposes, the Company shall provide Executive with the following benefits:

      (A) All amounts of Base Salary earned and accrued but unpaid on the date of termination shall be paid by the Company on the date of termination;

      (B) Any accrued but unpaid portion of the annual Target Bonus amounts shall be paid (based on performance through the termination date and discounted on a pro rata basis to reflect the percentage of business days completed for the entire bonus period as of the termination date)j within 30 days following the date of termination or as soon thereafter as the amounts may be calculated; and

      (C) Should Executive be terminated after nine months from the effective date of this Agreement, an amount equal to two-thirds of Executive's annual Base Salary on the date of termination shall be paid to Executive by the Company in eight equal monthly installments, with the first installment being paid within 30 days following the date of termination. In the event Executive is terminated before nine months from the effective date of this Agreement, he shall be paid in accordance with the schedule set forth in Exhibit C and incorporated by this reference.

6.4 Circumstances Under Which Termination Benefits Would Not Be Paid. The Company shall only be obligated to pay the amounts of Base Salary and annual target bonus accrued but unpaid on the date of termination, and shall not be obligated to pay Executive the termination benefits described in subparagraphs 6.1 through 6.3 above if the Employment Period is terminated for Cause or if Executive voluntarily terminates his employment other than for Good Reason (as defined below). For purposes of this Agreement, "Cause" shall be limited to:

      (A) Any willful or repeated failure by Executive to substantially perform his duties hereunder, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

      (B) A material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company;


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      (C)   Commission of a willful act by Executive which constitutes gross misconduct and is injurious to the Company; or

      (D)   A willful breach of a material provision of this Agreement.

            It is further understood that Executive would not be entitled to the termination benefits described in subparagraphs 6.1 through 6.3 in the event he should retire from employment on or after his 65th birthday.

6.5   Constructive Termination. Notwithstanding anything in Section 3 or in this
      Section 6 to the contrary, for purposes of this Agreement the Employment Period shall be deemed to have been terminated and Executive shall be deemed to have Good Reason for voluntary termination of the Employment Period ("Good Reason"), if there should occur:

      (A) A material adverse change in Executive's duties, responsibilities or authority (including status, office, title, reporting relationships or working conditions) from those in effect on the date of this Agreement without Executive's written consent; provided that before Executive asserts a claim, for Good Reason to resign pursuant to paragraph 6.6(A), Executive must provide the Company with written notice that identifies the mariner in which Executive believes the Company has created a material adverse change in Executive's duties, responsibilities or authority and a 30-day period for the Company to respond to such claims;

      (B) A relocation of Executive's principal place of employment more than 50 miles from Fort Lee, New Jersey without Executive's consent.

            The acquisition of the assets or capital stock of the Company by another or any other Change in Control, as that term is defined in
            Section 7, shall not constitute "Good Reason" for purposes of this Agreement.

7. Change in Control Benefits: Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

      (A) During the period (if any) following a Change in Control that Executive shall continue to remain employed, then the terms and provisions of this Agreement shall continue in full force and effect; or

      (B) In the event of (i) a termination of the Executive's employment by the Company or its successor other than for Cause within six (6) months after a Change in Control or (ii) Executive voluntarily terminates his employment for Good Reason within six (6) months after a Change in Control, the Company shall pay to Executive an amount equal to (A) all amounts of annual target bonus accrued to the date of termination, (B) 100% of Executive's Base Salary for a period of one year, and (C) 50% of


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            Executive's target bonus for that year, in one lump sum, on or before the fifth business day following the effective date of Executive's termination.

For purposes of this Section 7, the term "Change in Control" shall mean:

      (x) The sale, lease, conveyance, liquidation or other disposition of all or substantially all of the Company' s assets as an entirety or substantially as an. entirety to any person, entity or group of persons acting in concert; or

      (y) Any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section l3%(8)(E). under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule l3d~.3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity securities of the Company, except if such Person is (A) a subsidiary of the Company, (B) an employee stock ownership plan for employees of the Company, or (C) a company formed to hold the Company's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the equity owners or shareholders of the Company.

In the event that the severance and other benefits provided to Executive pursuant to Section 6 of this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 7, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under this Section 7 shall be payable either:

      (a)   in full, or

      (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under
            Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the


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Accountants may reasonably request in order to make a determination under this
Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Dispute Resolution: ANY DISPUTE REGARDING EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, INCLUDING BUT NOT LIMITED TO ANY DISPUTE REGARDING THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT, WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN EXECUTIVE AND THE COMPANY SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY THE .IUDICIAL ARBITRATION ANT) MEDIATION SERVICES ("JAMS"). THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH JAMS" ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, ANT) THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. TEE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF NEW JERSEY WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT OR TO EXECUTIVE'S EMPLOYMENT WITH THE COMPANY. ARBITRATION SHALL BE HELD TN THE STATE OF NEW JERSEY OR SUCH OTHER PLACE AS THE PARTIES MAY M7UTUALLY AGREE, AND SHALL BE CONDUCTED SOLELY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. CLAIMS THAT ARE FILED WITH AND ARE BEING PROCESSED BY THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION ("EEOC") ARE EXCLUDED FROM THIS AGREEMENT TO ARBITRATE. THE COMPANY SHALL BE RESPONSIBLE FOR 100% OF THE COST OF ARBITRATION INCLUDING THE FEES AND EXPENSES OF THE ARBITRATOR, EXCLUDING ATTORNEYS' FEES. EACH PARTY SHALL BE RESPONSIBLE FOR ITS OWN ATTORNEYS' FEES UNLESS THE PAYMENT OF FEES IS AWARDED BY THE ARBITRATOR TO EITHER PARTY PURSUANT TO APPLICABLE LAW. THE PARTIES TO THE ARBITRATION SHALL HAVE ALL RIGHTS, REMEDIES, AND DEFENSES AVAILABLE TO THEM IN A CIVIL ACTION FOR THE ISSUES IN CONTROVERSY. IF, FOR ANY LEGAL REASON, A CONTROVERSY ARISING FROM OR CONCERNING THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT OR ITS SUBJECT MATTER CANNOT BE ARBITRATED AS PROVIDED IN THIS SECTION 8, THE PARTIES AGREE THAT ANY CIVIL ACTION SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY OR, ONLY IF THERE IS NO BASIS FOR FEDERAL JURISDICTION, IN THE APPROPRIATE STATE COURT OF THE STATE OF NEW JERSEY.

9.    Cooperation with the Company After Termination of the Employment Period:
      Following termination of the Employment Period by Executive, Executive agrees not to engage in any form of conduct, or make any statements or representations, that disparage or otherwise harm the reputation, good will or commercial interests of the Company or its management. Executive shall fully cooperate with the Company in all matters relating to


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      the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Executive shall not receive payment for any matters completed pursuant to this Section beyond that amount, if any, provided by Sections 6 and 7 of this Agreement. In addition, Executive agrees to cooperate fully with the Company, including its attorneys or accountants, in connection with any potential or actual litigation matters, or other real or potential disputes, which directly or indirectly involve Executive. The Company shall reimburse Executive for all reasonable expenses incurred in the performance of this duty.

10.   Confidentiality; Return of Property; NonSolicitation of Employees:

            (A) The Executive acknowledges that during the Employment Period he will receive confidential information from the Company and subsidiaries of the Company (each a "Relevant Entity"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of two years, the Executive and his affiliates shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to the Executive's disclosure or use of the information in a manner violative of the second sentence of this Section 10(a), or (z) is rightfully received by Executive without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of his association with any Relevant Entity). For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is


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                  controlled by, or under common control with, the Executive.
                  For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

            (B) Executive shall not, at arty time during the twenty-four (24) month period following the Employment Period, directly or indirectly solicit or otherwise encourage any third party or representative thereof, who was at the end of the Employment Period, a customer of the Company, for the purpose of causing such customer or customers to purchase, lease or otherwise use any competitive product or service offered by Executive or any organization with which Executive is affiliated.

            (C) For a period of one (1) year following the termination of Executive's employment with the Company for any reason, Executive shall not, without the Company's express written consent, either on his own behalf or on behalf of another, solicit employees of the Company or any subsidiary of the Company for the purpose of hiring them or inducing them to leave the Company.

11.   General:

      11.1 Indemnification. If Executive is made, or threatened to be made, a party to party legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other Company affiliate, the Company agrees to indemnify Executive for actions taken by Executive in Executive's official capacity as an officer or director of Company, to the extent required by the Company's bylaws, articles of incorporation, or by applicable statutory or common law. In addition, the Company agrees to further indemnify Executive as set forth in Exhibit D and incorporated by reference.

      11.2 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

      11.3 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.


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11.4  Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon transmission of a facsimile or the deposit with Federal Express or in Express Mail and addressed to the chairman of the Board of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

11.6 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

11.7 Governing Law. This Agreement shall be governed by the law of the State of New Jersey.

11.8 Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

11.9 Conformity of Bylaws and Other Corporate Documents. Should any provision of the bylaws of the corporation or other corporate documents be in conflict with the terms of this Agreement, the Company agrees to act through its Board of Directors to amend such provision to be in conformity with the terms of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PHILIP BROTHERS CHEMICALS, INC.

/s/ Jack Bendheim                             /s/ Gerald K. Carlson
-------------------------------               -------------------------------
Jack Bendheim                                 Gerald K. Carlson
By:
Its: Chairman


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                                    Exhibit A

                 Responsibilities of the Chief Executive Officer

      Key Result Areas

o     Build EBITDA*.

o Build successful growth businesses and. programs, or exit as necessary to achieve the financial plan and business strategy.

o Build effective organizations at the corporate, and at the animal health and industrial sector levels.

      Key Responsibilities in Leading and Managing the Company

      o Define and execute a strategy for the company and its businesses subject to the approval of the Board of Directors.

      o Communicate with, and seek the counsel of, the Executive Committee on a timely and regular basis.

      o Direct the work of, and serve as the direct supervisor to, the following positions: All employees, officers and consultants, with the exception of the Chairman.

      o Lead the preparation and, after approval by the Chairman, the implementation of the annual business and financial plans.

      o Review, define and implement an organization to support the strategy and build staff (people and capabilities) to deliver key results.

      o Review current conditions and define and implement a plan to improve management and employee effectiveness, company systems and controls (i.e., financial and business planning and control, forecasting, information systems, employee communications, operations, purchasing, customer service, and asset management.)

      o Assess current product offerings, market and customer focus and sales and marketing capabilities arid programs, make needed changes and focus the organization on creating greater customer value and competitive advantage.

      o Communicate the vision and plans for the company to its employees and customers to encourage and facilitate their inputs, commitment, and efforts towards a successful outcome.

      o Dispose of any assets and businesses that no longer fit with strategy or financial performance objectives of the business, subject to the approval of the Board of Directors.

      o Communicate with, and seek approval and counsel of the Board of Directors, on a regular basis on the plans, progress and affairs of the company.

      o To execute other duties as may from time to time be assigned by the Chairman or the Board of Directors.

*Or other combination of financial measures


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                                    Exhibit B

                    Target Bonus for Chief Executive Officer

Annual Bonus Target and Payout Calculation:

Target: The annual bonus target will be set at One Hundred Percent (100%) of the base salary actually paid in a given year.

Payout: The payout will be according to the following scale based cxi achievement of the budgeted dollar increase in EBITDA performance from the previous year:

Achievement:
Percentage of                                Payout:
Budgeted Dollar                              Percentage of
Increase                                     Bonus Target

130%                                         150%
120%                                         130%
110%                                         115%
100%                                         100%
90%                                          80%
80%                                          70%
70%                                          60%
60%                                          50%

Bonus Calculation in Event of Sale of All or Part of Company: For the purpose of calculating Bonus payout in the event of the sale of all or part of the Company (which could have the impact of lowering overall EBITDA), the total achievement EBITDA figure used will include the greater of a) the budgeted EBITDA for the business unit(s) sold; orb) the average of the budgeted EBITDA and the actual EBITDA over the last twelve months for the business unit(s) sold.


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                                    Exhibit C

                 Schedule of Payments Pursuant to Section 6.3(C)

In the event Executive is terminated pursuant to Section 6.3 prior to nine months from the date of employment, he shall be paid a pro rata share Of the payment described in Section 6.3(C) according to the following schedule:

If Executive is terminated in the first three months of employment, lie shall receive one month of Base Salary;

If Executive is terminated after three months but prior to six months of employment, he shall receive two months of Base Salary;

If Executive is terminated after six months but prior to nine months of employment, he shall receive four months of Base Salary.


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                                   Exhibit ID

                     Indemnification of Executive by Company

The Company agrees to indemnify Executive in the manner and to the extent provided by law. The Company shall provide specific and separate indemnification insurance to cover Executive in an amount not less than the amount of coverage provided to the Board of Directors. The Company also agrees to provide indemnification to Executive for his work on behalf of the Company prior to execution of this Agreement, both as an individual consultant to the Company and as an employee of GKC Consulting Ltd.


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